Exhibit 4.1

Execution Version

CAESARS ENTERTAINMENT CORPORATION

AND

ELDORADO RESORTS, INC.

AND

DELAWARE TRUST COMPANY,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

July 20, 2020

5.00% Convertible Senior Notes Due 2024

SECOND SUPPLEMENTAL INDENTURE dated as of July 20, 2020 (this “Second Supplemental Indenture”), among CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation (the “Company”), ELDORADO RESORTS, INC., a Nevada corporation (“Parent”), and DELAWARE TRUST COMPANY, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of October 6, 2017 (the “Indenture”), pursuant to which the Company issued its 5.00% Convertible Senior Notes due 2024 (the “Notes”);

WHEREAS, the Company and the Trustee are parties to the First Supplemental Indenture, dated as of November 27, 2019 (the “First Supplemental Indenture”), which amended the Indenture (the Indenture, as so amended, the “Original Indenture” and the Original Indenture as amended by this Second Supplemental Indenture, the “Supplemented Indenture”);

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of June 24, 2019, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, and as it may be further amended from time to time, (the “Merger Agreement”) by and among the Company, Parent and Colt Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, Merger Sub will merge with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, and the Company will continue as the surviving corporation in the Merger and a wholly owned subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than the shares of Company Common Stock held by the Company, Merger Sub, Parent or any direct or indirect wholly owned subsidiary of the Company or Parent) will be converted into the right to receive cash or shares of common stock, par value $0.00001 of Parent (the “Parent Common Stock”) at the election of the holder thereof, subject to the terms and conditions set forth in the Merger Agreement (the “Consideration Election”);

WHEREAS, Section 10.08(a) of the Indenture provides that (i) upon the occurrence of any Share Exchange Event, then, at and after the effective time of the transaction, the Holder of each Note shall have the right to convert each $1.00 principal amount of Notes into, in lieu of Company Common Stock, the Reference Property, and (ii) if holders of Common Stock shall have the opportunity to elect the form of consideration to be received pursuant to such Share Exchange Event, the Reference Property shall be deemed to be the weighted average, per share of Common Stock, of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election (or, if no holders of Common Stock make such an election, the types and amounts of consideration actually received by holders of Common Stock) and Section 10.08(b) of the Indenture provides that, in certain circumstances, a supplemental indenture pursuant to Section 10.08(a) shall be executed by an entity whose securities compose the Reference Property and shall contain such additional provisions to protect the interests of the holders of the Notes as the Board of Directors in good faith shall reasonably determine necessary;

WHEREAS, Parent desires to fully and unconditionally guarantee (the “Note Guarantee”) all of the payment obligations of the Company under the Notes and the Original Indenture so as to make available the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 3(a)(9) of the Act and Rule 144(d)(3)(ii) of the Act, in each case, for shares of Parent Common Stock delivered upon conversion of the Notes following the Merger;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee may enter into indentures supplemental to the Original Indenture for the purpose of, among other things, (i) adding a guarantor with respect to the Notes, or (ii) in connection with any Share Exchange Event, providing that the Notes become convertible into Reference Property, as required under Section 10.08 of the Indenture, and to effect the related changes to the terms of the Notes required under Section 10.08 of the Indenture, in each case, in accordance with the applicable provisions of the Original Indenture;

WHEREAS, in connection with the execution and delivery of this Second Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 5.01(a)(vi), 9.06, 10.08(c), 13.04 and 13.05 of the Indenture;

WHEREAS, the Company and Parent have requested and hereby request that the Trustee execute and deliver this Second Supplemental Indenture and have satisfied all requirements necessary to make this Second Supplemental Indenture a valid and binding instrument, enforceable against each of the Company and the Parent in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Parent and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definitions in this Second Supplemental Indenture. A term defined in the Original Indenture has the same meaning when used in this Second Supplemental Indenture unless such term is otherwise defined herein or amended or supplemented pursuant to this Second Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II

EFFECT OF MERGER ON CONVERSION RIGHT

Section 2.01    Parent to Provide Parent Common Stock. Parent hereby irrevocably and unconditionally agrees to be bound by the terms of the Supplemented Indenture applicable to it and to issue shares of Parent Common Stock as necessary to satisfy the Company’s obligations with respect to any Notes validly surrendered for conversion pursuant to Article X of the Indenture.

Section 2.02    Conversion Right. (a) The Company and Parent expressly agree that, in accordance with Section 10.08 of the Indenture, at and after the Effective Time, the Holder of each Note that was outstanding as of the Effective Time shall have the right to convert each $1.00 principal amount of such Note into a number of Units of Reference Property equal to the Conversion Rate and the term “Settlement Amount” shall be interpreted accordingly. The Conversion Rate immediately following the Effective Time will be 0.138998325 Units of Reference Property for each $1.00 principal amount of Notes (prior to giving effect to any Make-Whole Applicable Increase).

“Unit of Reference Property” shall mean, collectively, the weighted average per share of Common Stock of the (i) number of shares of Parent Common Stock and (ii) amount of cash received as consideration in the Merger by the holders of Common Stock that affirmatively make the Consideration Election.

(b) The provisions of the Original Indenture, as modified herein, including without limitation, (i) all references and provisions respecting the terms “Common Stock,” “Conversion Price,” “Conversion Rate,” “Conversion Shares,” “Daily Conversion Value,” “Daily VWAP,” “Ex-Dividend Date,” “Last Reported Sale Price,” “Observation Period,” “Settlement Amount,” “VWAP Market Disruption Event,” and “VWAP Trading Day” shall continue to apply, mutatis mutandis, to the Holders’ right to convert their Notes into Units of Reference Property. The Conversion Rate shall be adjusted as a result of events occurring subsequent to the date hereof with respect to the Reference Property as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in Article X of the Indenture.

ARTICLE III

PARENT GUARANTEE

Section 3.01     Guarantee. Subject to the provisions of this Article III, Parent hereby irrevocably and unconditionally guarantees, on a senior unsecured basis, to the Holders and to the Trustee the full and punctual payment (whether at stated maturity, by declaration of acceleration, upon required repurchase, upon conversion or otherwise) of the principal of, the Settlement Amount, if any, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Company under the Supplemented Indenture. Upon failure by the Company to pay punctually any such amount, Parent shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Supplemented Indenture.

Section 3.02     Guarantee Unconditional. The obligations of Parent hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Supplemented Indenture or any Note, by operation of law or otherwise;

(b)    any modification or amendment of or supplement to the Supplemented Indenture or any Note;

(c)     any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Supplemented Indenture or any Note;

(d)    the existence of any claim, set-off or other rights which Parent may have at any time against the Company, the Trustee or any other Person, whether in connection with the Supplemented Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e)    any invalidity or unenforceability relating to or against the Company for any reason of the Supplemented Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any Note or any other amount payable by the Company under the Supplemented Indenture; or

(f)    any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to Parent’s obligations hereunder.

Section 3.03     Discharge; Reinstatement. Parent’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, the Settlement Amount, if any, and interest on the Notes and all other amounts payable by the Company under the Supplemented Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under the Supplemented Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, Parent’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 3.04     Waiver by the Guarantor. Parent irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

Section 3.05     Subrogation and Contribution. Upon making any payment with respect to any obligation of the Company under this Article, Parent will be subrogated to the rights of the payee against the Company with respect to such obligation, provided that Parent may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.

Section 3.06     Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under the Supplemented Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Supplemented Indenture are nonetheless payable by Parent hereunder forthwith on demand by the Trustee or the Holders.

Section 3.07     Execution and Delivery of Guarantee. The execution by Parent of this Second Supplemental Indenture evidences the Note Guarantee, whether or not the person signing as an officer of Parent still holds that office at the time any payment under the Note Guarantee is due.

Section 3.08     Release of Guarantee. The Note Guarantee will terminate upon defeasance or discharge of the Notes, as provided in Article VIII of the Indenture. Upon delivery by the Company to the

Trustee of an Officer’s Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of Parent from its obligations under the Note Guarantee.

ARTICLE IV

MISCELLANEOUS

Section 4.01    Ratification of Indenture. The Original Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

Section 4.02    Conflict with Indenture. To the extent not expressly amended or modified by this Second Supplemental Indenture, the Original Indenture shall remain in full force and effect. If any provision of this Second Supplemental Indenture is inconsistent with any provision of the Original Indenture, the provision of this Second Supplemental Indenture shall control.

Section 4.03    Successors. All agreements of the Company, the Parent and the Trustee in the Supplemented Indenture shall bind their respective successors.

Section 4.04    Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE ORIGINAL INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY AND THEREBY.

Section 4.05    Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

The words “execution,” “signed,” “signature,” and words of like import in this Second Supplemental Indenture shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 4.06    Headings. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 4.07    Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 4.08    Trustee Not Responsible for Recitals. The recitals and statements herein contained are made solely by the Company and the Parent and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity, adequacy or sufficiency of this Second Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, protections, benefits, immunities, powers, and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 4.09    Compliance with Trust Indenture Act. This Second Supplemental Indenture shall comply with the TIA.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	Chief Financial Officer

ELDORADO RESORTS, INC.

By:	/s/ Edmund L. Quatmann, Jr.
Name:	Edmund L. Quatmann, Jr.
Title:	Executive Vice President and Chief Legal Officer

DELAWARE TRUST COMPANY,
as Trustee

By:	/s/ Benjamin L. Hancock
Name:	Benjamin Hancock
Title:	Assistant Vice President

[Signature Page to the Second Supplemental Indenture]